Exhibit 99.(d)(21)(v)

AMENDMENT NO. 3 TO SUBADVISORY AGREEMENT

THIS AMENDMENT effective January 1, 2023 (the “Amendment”) is made to the Subadvisory Agreement dated May 1, 2010, as amended by Amendment No. 1 dated May 1, 2011 and Amendment No. 2 dated October 1, 2014 and novated on June 30, 2016 (together, the “Agreement”), by and among T. Rowe Price Associates, Inc., a Maryland corporation (“Subadviser”), Pacific Life Fund Advisors LLC, a Delaware limited liability company (“Investment Adviser”), and Pacific Select Fund, a Delaware statutory trust (“Trust”). Capitalized terms not defined herein shall have the meaning given to them in the Agreement.

WHEREAS, Investment Adviser, Subadviser and Trust are parties to the Agreement; and

WHEREAS, the parties mutually desire to amend the Agreement as set forth herein.

NOW THEREFORE, in consideration of the renewal of the premises, promises and mutual covenants contained herein and in the Agreement, and for other good and valuable consideration paid, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree that the Agreement is hereby amended as follows:

1.	The Exhibit A attached to this Amendment hereby replaces the current Exhibit A to the Agreement.

2.	Except as herein above modified, all other terms and provisions of the Agreement shall be and remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to the Subadvisory Agreement to be executed as of the day and year first written above.

PACIFIC LIFE FUND ADVISORS, LLC

By: Howard T. Hirakawa
Name: Howard T. Hirakawa
Title: Senior Vice President

T. ROWE PRICE ASSOCIATES, INC.

By: Terence M. Baptiste
Name: Terence M. Baptiste
Title: Vice President

PACIFIC SELECT FUND

By: Howard T. Hirakawa
Name: Howard T. Hirakawa
Title: Senior Vice President